INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S ACKNOWLEDGEMENT LETTER
November 1, 2007
To the Board of Directors and Shareholders
of Helix Energy Solutions Group, Inc.
We are aware of the incorporation by reference in the Registration Statement Forms S-3 (Nos. 333-103451 and 333-125276) and Forms S-8 (Nos. 333-126248, 333-58817, 333-50289 and 333-50205) of Helix Energy Solutions Group, Inc. and subsidiaries of our report dated November 1, 2007 relating to the unaudited condensed consolidated interim financial statements of Helix Energy Solutions Group, Inc. and subsidiaries that are included in its Form 10-Q for the quarter ended September 30, 2007.
Very truly yours,
/s/ Ernst & Young LLP
Houston, Texas